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                                                                       EXHIBIT 3

             AMENDMENT NO. 2 TO PREFERRED SHARES RIGHTS AGREEMENT
                          BETWEEN CATALYTICA, INC. AND
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


     This Amendment No. 2 to the Preferred Shares Rights Agreement, dated as of October 23, 1996, as amended by Amendment No. 1, dated as of July 28, 1997 (the "Rights Agreement"), between Catalytica, Inc. (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), is dated as of August 2, 2000.

     WHEREAS, the Company expects to enter into an Agreement and Plan of Merger, by and among Synotex, Inc., Synotex Acquisition Corporation, and the Company, in substantially the form as approved by the Board of Directors of the Company on August 2, 2000 (the "Merger Agreement");

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano, Ricardo B. Levy, Synotex, Inc. and the Company will enter into a Voting Agreement (the "Voting Agreement"), providing for, among other things, each Stockholder Party (as defined therein) agreeing to vote for the transactions contemplated by the Merger Agreement;

     WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in any respect without approval of the holders of rights prior to the occurrence of a Triggering Event (as therein defined);

     WHEREAS, a Triggering Event has not occurred;

     WHEREAS, the Board of Directors of the Company authorized and approved this Amendment at the Special Meeting of the Board of Directors of the Company on August 2, 2000; and

     WHEREAS, the Company deems it desirable and in the best interests of the Company to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Rights Agreement, the parties hereto hereby agree as follows:

     1. NEW SECTION. Section 36 is hereby added to the Rights Agreement. Such new section shall read in its entirety as follows:

     "36. Exclusion of Certain Transactions with Synotex, Inc.

     Notwithstanding anything contained in this Agreement to the contrary:
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     (a)  This Section 36 is included in this Agreement in connection with the
          Agreement and Plan of Merger, by and among Synotex, Inc., Synotex Acquisition Corporation, and the Company, in substantially the form as approved by the Board of Directors of the Company on August 2, 2000 (the "Merger Agreement"). In the event that the Merger Agreement is terminated prior to the Closing (as defined in the Merger Agreement), this Section 36 shall be of no further force and effect and shall be considered to be deleted from this Agreement. The Rights Agent shall incur no liability in assuming the effectiveness of this Section 36 unless and until it has been notified by the Company that this Section 36 is of no further force and effect.

     (b) The execution and delivery of the Merger Agreement and that certain Voting Agreement by and among Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III 892 Investors, L.P., James A. Cusumano, Ricardo B. Levy, Synotex, Inc. and the Company dated as of August 2, 2000 (the "Voting Agreement") and consummation of the transactions contemplated thereby shall in no event result in (i) Synotex, Inc. becoming an Acquiring Person, or
          (ii) a distribution of Rights pursuant to this Agreement, or (iii) the exercisability of, or any adjustment to, Rights under this Agreement, or (iv) any other defensive measures under this Agreement.

     3. NO OTHER CHANGES. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

     4. DIRECTION OF COMPANY. Pursuant to Section 27 of the Rights Agreement, the Company directs the Rights Agent to execute this Amendment.

     5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                          CATALYTICA, INC.

                          By: /s/ Lawrence W. Briscoe
                                  ----------------------------------------------
                                  Lawrence W. Briscoe
                                  Vice President, Finance and Administration and Chief Financial Officer


                          CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,
                                  as Rights Agent

                          By: /s/ Asa Drew
                                  ----------------------------------------------
                                  Asa Drew
                                  Assistant Vice President



   [Signature Page to Amendment No. 2 to Preferred Shares Rights Agreement]

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